EXHIBIT 10.1

Voting and Support Agreement

This Voting and Support Agreement (this “Agreement”), dated as of July 21, 2021, by and among Veritone, Inc. (“Buyer”), and the undersigned securityholders (each, a “Securityholder”, and collectively, the “Securityholders”) of Pandologic Ltd. (the “Company”).

Capitalized terms used but not otherwise defined herein shall have the meaning assigned to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, contemporaneously with the execution of this Agreement, the Company, Buyer, Merger Sub and others listed therein have entered into an Agreement and Plan of Merger dated July 21, 2021 (the “Merger Agreement”), providing for, inter-alia, the merger of Merger Sub with and into the Company, pursuant to which Merger Sub will cease to exist and the Company will become a wholly-owned subsidiary of Buyer (the “Merger”);

WHEREAS, the Securityholders are the holders and beneficial owners of the Company Securities (as defined below); and

WHEREAS, in order to induce Buyer to enter into the Merger Agreement, each of the Securityholders, severally and not jointly, and solely in its, his or her capacity as a Securityholder, wishes to enter into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Representations. As a material inducement to Buyer to enter into the Merger Agreement and to consummate the Transactions (from which Securityholder will directly and indirectly benefit), and in recognition that Buyer would not enter into the Merger Agreement or consummate the Transactions without the provisions of this Agreement, and acknowledging that that the covenants and agreements of Securityholder set forth in this Agreement are necessary to preserve the goodwill of the Company and its Business, and that Securityholder is receiving the Merger Consideration in connection with the Transactions to support the enforcement of such covenants against each of them, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned Securityholder, intending to be legally bound, hereby irrevocably and unconditionally, represents, warrants, covenants, and agrees as follows, solely on behalf of itself, himself or herself:

(a)such Securityholder is the holder and beneficial owner of the Series C Preferred Shares, Series C-1 Preferred Shares, Series B Preferred Shares, Series B-2 Preferred Shares, Series A-1 Preferred Shares, Series A-2 Preferred Shares, Series Junior A Preferred Shares, Ordinary Shares and Company Options in such amounts as set forth opposite such Securityholder’s name on Exhibit A hereto (such shares collectively referred to as “Company Securities”), free and clear of all Encumbrances and, except for the restrictions contained in this Agreement or as set forth or disclosed in the Merger Agreement (including the Disclosure Schedule), there are no options, warrants or other rights, agreements, arrangements or commitments of any nature to which such Securityholder is a party relating to the pledge, disposition or Voting (as defined below) of any Company Securities and there are no Voting trusts or Voting agreements with respect to the Company Securities of such Securityholder;

(b)such Securityholder does not beneficially own any Company Securities other than as set forth in Exhibit A hereto and, except as set forth or disclosed in the Merger Agreement (including the Disclosure Schedule), does not have any options, warrants or other rights to acquire any additional Company Securities or any security exercisable for or convertible into Company Securities (other than upon conversion of such Company Securities);

(c)such Securityholder has full power and authority and has taken all actions necessary to enter into, execute and deliver this Agreement and to perform fully such Securityholder’s obligations hereunder;

(d)this Agreement has been duly executed and delivered and, assuming due and valid authorization, execution and delivery hereof by Company and Buyer, constitutes the legal, valid and binding obligation of such Securityholder enforceable against such Securityholder in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in proceeding in equity or at law); and

(e)the execution, delivery and performance of this Agreement by such Securityholder does not, and the consummation by such Securityholder of the transactions contemplated hereby will not, result in a (i) conflict with or result in a breach of any provisions of the organizational documents of the Securityholder, to the extent applicable, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding to which the Securityholder is a party (except for such conflicts or breaches as would not reasonably be expected to prevent or delay the performance by Securityholder of any of Securityholder’s obligations under this Agreement), (iii) except as set forth in the Merger Agreement, require any material consent, authorization or approval of any person, (iv) violate or conflict with any writ, injunction or decree applicable to the Securityholder or the Securityholder’s Company Securities known to the Securityholder.

2.Agreement to Vote; Company Proxy.

(a)From the date hereof until any termination of this Agreement in accordance with its terms, each Securityholder, severally and not jointly, hereby agrees to vote such Securityholder’s Company Securities as follows at every meeting of the shareholders of the Company, any class vote undertaken at any such meeting and at every adjournment or postponement thereof or at any written action of the Securityholders or otherwise:

(i)in favor of adoption and approval of the Merger Agreement and the Merger contemplated thereby;

(ii)against any action or agreement that that is intended to materially impede, or interfere with or that would reasonably be expected to discourage the Merger or inhibit the timely consummation of the Merger; and

(iii)except for the Merger, against any Acquisition Proposal, or merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company or its Subsidiaries.

(b)Each Securityholder, severally and not jointly, hereby agrees to (i) comply with the provisions applicable to a ‘Representative’ of the Company for purposes of Section 6.2 of the Merger Agreement, and (ii) not take any action prohibited by Section 6.2 of the Merger Agreement, including, without limitation, making or participating in any Acquisition Proposal, whether directly or indirectly and/or through any Representative of each such Securityholder authorized by it to act on its behalf.

(c)Each Securityholder hereby delivers to Adv. Clifford M. J. Felig an irrevocable and assignable proxy (the “Company Proxy”) substantially in the form attached hereto as Exhibit B, to Vote such Securityholder’s Company Securities, solely with respect to the matters set forth in Section 2(a) above. The Company Proxy delivered by each Securityholder pursuant to this Section 2 shall be irrevocable, to the fullest extent permissible by applicable Law, solely during the term of this Agreement and shall automatically terminate upon the termination of this Agreement.

For purposes of this Agreement, “Vote” or “Voting” shall include: (i) voting in person, or by proxy, in favor of or against any action, (ii) otherwise consenting or withholding consent in respect of any action or (iii) taking other action in favor of or against any action. Except as otherwise prohibited by this Agreement or the Company Proxy, the Securityholder may vote in its sole discretion on any matter other than those matters contemplated by the Company Proxy.

3.No Voting Trusts. Each Securityholder, severally and not jointly, agrees that he, she or it will not, nor will he, she or it permit any entity under his, her or its control to, deposit any of its Company Securities in a Voting trust or subject any of their Company Securities to any arrangement with respect to the Voting of such shares in a manner inconsistent with this Agreement.

4.Option Exercise. Each Securityholder who holds Company Options, severally and not jointly, hereby agrees that upon written notice from the Company, he, she or it shall cause such amount of Company Options specified by the Company to be exercised and converted into Ordinary Shares in order to permit a majority of the holders of Ordinary Shares to vote such shares in accordance with Section 2 above. At the request of such Securityholder, he, she or it will be able to pay the exercise price of such Company Options by delivery of a promissory note requiring full repayment at the closing of the Merger in customary form.

5.Transfer Restrictions. On or after the date hereof and until termination of this Agreement in accordance with its terms, each Securityholder, severally and not jointly, agrees not to transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber (a “Transfer”) any of such Securityholder’s Company Securities except as provided in the Merger Agreement. Nevertheless, the aforesaid shall not prohibit a Transfer of Company Securities by Securityholder, if Securityholder is an individual: (a) to any member of Securityholder’s immediate family; or to a trust for the benefit of Securityholder or any member of Securityholder’s immediate family, or (b) upon the death of Securityholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in writing, reasonably satisfactory in form and substance to Buyer, to be bound by all of the terms of this Agreement.

6.Additional Purchases. Each Securityholder, severally and not jointly, agrees that he, she or it will not purchase or otherwise acquire beneficial ownership of, or voluntary acquire the right to Vote or share in the Voting of, any Company Securities after the execution of this Agreement (“Additional Shares”), unless such Securityholder agrees to deliver to Buyer immediately after such purchase or acquisition an irrevocable Company Proxy with respect to such Additional Shares. Each of the Securityholders also, severally and not jointly, agrees that any Additional Shares acquired or purchased by him, her or it shall be subject to the terms of this Agreement. Without limiting the foregoing, in the event of any share split, share dividend or other change in the capital structure of the Company affecting the Company Securities held by a Securityholder, the number of Company Securities shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional Company Securities or other voting securities of the Company issued to Securityholder in connection therewith.

7.Waiver and Release; Amendment.

(a)Effective as of and subject to the Closing, except with respect to (i) any claim by a Securityholder to enforce the terms, or any breach, of the Merger Agreement or any other Transaction Document and any other rights a Securityholder may have under the Merger Agreement or any agreements or other documents or instruments executed in connection therewith, (ii) any claim of a Securityholder that cannot be waived or released by applicable Law, (iii) subject to the limitations contained in the Merger Agreement, including the limitations contained in Section 6.11 of the Merger Agreement (D&O Insurance, Indemnification and Exculpation), solely to the extent the Securityholder is (or was) an officer or director of the Company or its Subsidiaries and is entitled to exculpation or indemnification under the organizational documents of the Company or its Subsidiaries, any claims by a Securityholder for exculpation or indemnification under the organizational documents of the Company or its Subsidiaries, (iv) if a Securityholder is an employee of the Company or its Subsidiaries, any right of such Securityholder to receive accrued but unpaid wages, salaries, bonus or other cash compensation or employee benefits, or expense reimbursement due to him or her in the ordinary course of business that remain unpaid as of the Closing, and (v) payment of any portion of the Merger Consideration to which each Securityholder is expressly entitled pursuant to the terms and conditions of the Merger Agreement (clauses (i) through (v), collectively, the “Unreleased Claims”), each Securityholder, severally and not jointly on behalf of himself, herself or itself, and such Securityholder’s successors, assigns, heirs, administrators, executors and any other person claiming by, through or under any of the foregoing (collectively, the “Releasors”), unconditionally and irrevocably waives, releases and forever discharges the Surviving Company, the Company, Buyer and Merger Sub and each of their respective Affiliates and each of their respective officers, directors, equity holders, employees, consultants, agents and representatives and any predecessors, successors or assigns of any of the foregoing (each, a “Released Person”), from any and all losses, claims, liabilities, demands, rights, actions, suits, proceedings, obligations and causes of action of any kind whatsoever, fixed or contingent, known or unknown, liquidated or unliquidated, in law or in equity, that Securityholder and any Releasor may currently have, or may have in the future, related in any way to Securityholder’s status as a securityholder of the Company or the Surviving Company or any of their respective Affiliates (collectively, the “Released Liabilities”), the Company Securities thereof and the Transactions (including the approval or consummation thereof); and such Securityholder will not seek to recover any amounts in connection therewith or thereunder from any Released Person. Each Securityholder is aware that such Securityholder and any of its Releasors may hereafter discover claims or facts in addition to or different from those that it or any of its Releasors now know or believe to be true with respect to the matters released herein, but that, except for the Unreleased Claims, it is the intention of each Securityholder and its Releasors to fully and finally release all such losses, claims and liabilities of any nature relative thereto. Each Securityholder irrevocably covenants to cause its Releasors, to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any claim of any kind against any Released Person, based upon any matter released by this Agreement (except for Unreleased Claims). Each Securityholder represents and warrants on its own behalf and, to such Securityholder’s knowledge, on behalf of its Releasors to the Released Persons that neither such Securityholder nor any of its Releasors has assigned or transferred or purported to assign or transfer to any Person all or any portion of, or any interest in any Released Liability, that is or that purports to be released or discharged by this Agreement.

(b)Subject to the consummation of the Merger, each Securityholder, severally and not jointly, voluntarily and unconditionally, does hereby amend any agreement to which such Securityholder is a party, pursuant to which the undersigned purchased (or has the right to purchase) any Company Securities (such agreements, the “Purchase Agreements”), such as that following such amendment (i) the representations, warranties, covenants and agreements made by the Company in each such Purchase Agreement shall not survive following, and shall terminate for all purposes upon, the consummation of the Merger, and (ii) such Securityholder shall not have any claims that arise, or may arise, out of acts, events conditions or omissions occurring or existing from any Purchase Agreement, including, without limitation, any claim, now or in the future, for a breach a representation or a warranty of the Company thereunder. Furthermore subject to the consummation of the Merger, each Securityholder, severally and not jointly, voluntarily and unconditionally, does hereby agree that all the agreements listed in Exhibit C attached hereto, to which such Securityholder is a party, shall terminate with immediate effect.

8.Binding Terms of Merger Agreement.

(a)Contingent upon the Closing, each Securityholder, severally and not jointly, hereby acknowledges that he, she or it has received and had an opportunity to review the Merger Agreement, and hereby: (x) agrees to be bound by the provisions applicable to the “Securityholders” and “Indemnifying Parties” in the Merger Agreement, including, without limitation, the provisions of Article IX (Indemnification) of the Merger Agreement; and (y) acknowledges and agrees that the right to receive its portion of the Merger Consideration as set forth in the Allocation Schedule, subject to and in accordance with, the Merger Agreement, shall constitute such Securityholder’s sole and exclusive right against the Company and Buyer in respect of Securityholder’s ownership of Company Securities, or rights to purchase or receive Company Securities or any other security, of the Company, or status as a Securityholder of the Company.

(b)Without limiting the generality of the foregoing, each Securityholder, severally and not jointly, hereby acknowledges and agrees that:

(i)the General Escrow Amount and the Tax Escrow Amount shall be deposited with the Escrow Agent into the General Escrow Account and the Tax Escrow Account, respectively, in accordance with the Merger Agreement to satisfy (1) the post-closing purchase price adjustment set forth in Article III of the Merger Agreement and (2) certain indemnification obligations of the Indemnifying Parties set forth in Article IX of the Merger Agreement and in the Escrow Agreement;

(ii)pursuant to the terms of the Merger Agreement, such Securityholder may only be entitled to receive a portion of such General Escrow Amount or Tax Escrow Amount on the applicable dates specified in Article IX of the Merger Agreement if, and to the extent, provided in the Merger Agreement and in the Escrow Agreement, and in accordance with the Allocation Schedule, and that it may not ultimately receive any portion of such funds; and

(iii)under certain circumstances, as detailed in Article IX of the Merger Agreement, and subject to the limitations as set forth therein, such Securityholder may be obligated to pay toward indemnification claims amounts that exceed the amounts of the General Escrow Amount and the Tax Escrow Amount available to be applied towards indemnification claims, but in no event (other than due to such Securityholder’s Fraud or due to other Fraud where such Securityholder had actual knowledge of, or knowingly participated in the commission of, such Fraud) shall such amount exceed of the Merger Consideration actually received by such Securityholder pursuant to the Merger Agreement.

9.Confidentiality.

(a)Each Securityholder, severally and not jointly, agrees that following, and subject to the Closing, and except to the extent required under applicable Law, by judicial or arbitral order, or by any Governmental Authority, Securityholder shall not, (i) disclose, or (ii) use for its own benefit, or for the benefit of any other Person, any trade secret, data or information of confidential nature of the Company, whether written, oral or in other form, including without limitation, technology, copyrights, know how, trade secrets, intellectual property, whether registered or not, designs, formulae, methods, experimental works or specifications, discoveries, samples, processes, techniques, developments, production, marketing and sale methods, business plans, prices and pricing methods, customer lists, supplier information, or any similar information of the Company (the “Confidential Information”), for a period of three (3) years from the date hereof, unless such Confidential Information becomes part of the public domain other than pursuant to a breach by the Securityholder of the terms of this provision. However, and notwithstanding anything herein to the contrary, (x) if the Securityholder is an investment fund, then the Securityholder may disclose Confidential Information relating to the Merger Agreement and the Merger to its current or prospective investors and, as applicable, to its general and limited partners to the extent required pursuant to the terms of its limited partnership agreement (or comparable governing fund document, provided that any such investors or partners are subject to a confidentiality obligation with such Company Securityholder); and (y) for the avoidance of doubt, any information that is publicly disclosed by Buyer or the Company, including, without limitation, in the press release or other public communications about the Merger, shall not be deemed to be Confidential Information.

(b)Each Securityholder, severally and not jointly, agrees that he, she or it (and his, her or its respective Affiliates and/ or Representatives) shall not use the names, trade names, likeness, trade secrets or trademarks of the Buyer or its Affiliates to express or imply any relationship or affiliation between the parties or their Affiliates, or any endorsement of any product or service, or permit any of its Affiliates to do so, without the Buyer’s prior written consent.

10.Appointment of Holders’ Agent.

(a)Each Securityholder, severally and not jointly, hereby agrees and acknowledges that:

(i)He, she or it irrevocably appoints Shareholder Representative Services LLC to act as agent and attorney-in-fact on its behalf and on behalf of all Indemnifying Parties for the purposes specified in Section 11.1 of the Merger Agreement (Securityholder Representative) (the “Holders’ Agent”).

(ii)The Holders’ Agent, as attorney-in-fact for and on behalf of each Indemnifying Party, has the authority to take any and all actions and make any decisions required or permitted to be taken by it under the Merger Agreement (subject to the limitations listed thereon.

(iii)Subject to the limitation set forth in the Merger Agreement, such Indemnifying Party shall be bound by all actions taken by the Holders’ Agent in connection with the Merger Agreement, and Buyer, Merger Sub and their respective Affiliates (including after the Effective Time, the Surviving Company) shall be entitled to rely on the appointment of the Holders’ Agent and treat such Holders’ Agent as the duly appointed attorney-in-fact of each Indemnifying Party (including the Securityholder) and has having the duties, power and authority provided for under the Merger Agreement.

(iv)The Indemnifying Parties shall be bound by all actions taken and documents executed by the Holders’ Agent in connection with Article IX of the Merger Agreement, and Buyer and other Indemnified Parties shall be entitled to rely exclusively on any action or decision of the Holders’ Agent.

(v)The Person serving as the Holders’ Agent may be removed or replaced from time to time, or if such Person resigns from its position as the Holders’ Agent, then a successor may be appointed, in the manner set forth in Section 11.1(f) of the Merger Agreement. The immunities and rights to indemnification shall survive the resignation or removal of the Holders’ Agent and the Closing and/or any termination of the Merger Agreement and the Escrow Agreement. No bond shall be required of the Holders’ Agent.

(vi)After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Holders’ Agent that is within the scope of the Holders’ Agent’s authority under Section 11.1 of the Merger Agreement, shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Indemnifying Party and shall be final, binding and conclusive upon each such Indemnifying Party (including the Securityholder); and each Indemnified Person shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Indemnifying Party. Buyer, Merger Sub, the Surviving Company and the Indemnified Parties are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Holders’ Agent.

11.No Limitation on Actions of Securityholder as Director or Officer. Each Securityholder makes no agreement or understanding in this Agreement in Securityholder’s (or its representatives’) capacity as a director or officer of the Company (if Securityholder, or its representatives, holds such office), and nothing in this Agreement: (i) will limit or affect any actions or omissions taken by Securityholder in its (or its representatives’) capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (ii) will be construed to prohibit, limit, or restrict Securityholder from exercising Securityholder’s fiduciary duties as an officer or director to the Company or its shareholders.

12.Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitle to see (without proof of damages) an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby agree to (i) not raise any objection to the availability of the equitable remedy of specific performance and (ii) waive any requirements for posting a bond in connection with any such action.

13.Entire Agreement; Amendment; Waiver. This Agreement (including the exhibits hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and the affected Securityholder(s), or in the case of a waiver, by the party or parties against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by email:

if to Buyer or Merger Sub:

Veritone, Inc.

1515 Arapahoe Street, Tower 3, Suite 400

Denver, CO 80202

Attention: Michael Zemetra

Brian Alger

Email: mzemetra@veritone.com

balger@veritone.com

with a copy (which shall not constitute notice) to:

Reed Smith LLP

599 Lexington Avenue, 22nd Floor

New York, NY 10022

Attention: Jess H. Drabkin

Email: JDrabkin@reedsmith.com

with a copy which shall not constitute notice to:

Meitar, Law Offices

16 Abba Hillel Rd.

Ramat Gan 5250608, Israel

Attention: Clifford M. J. Felig

Email: cfelig@meitar.com

If to a Securityholder, as set forth in Exhibit A.

or to such other Persons or addresses as may be designated in writing by the Party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

15.Termination.

(a)This Agreement shall be automatically terminated, revoked, null and void in its entirety, and none of Buyer, the Company or the Securityholder shall have any further rights or obligations hereunder upon termination of the Merger Agreement in accordance with Article X (Termination) of the Merger Agreement

(b)Effective as of the Closing, this Agreement shall be automatically terminated, provided, that Sections 1 and 7 through 16 (inclusive) shall survive, in accordance with their respective terms.

16.Miscellaneous.

(a)Governing Law. This Agreement and all claims arising out of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof except that the provisions related to the internal affairs of the Company and the Voting provisions of Section 2 of this Agreement that are expressly or otherwise required to be governed by the Laws of the State of Israel shall be governed by such Laws.

(b)Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision. With respect to any particular suit or other Action, venue shall lie solely in the federal courts of the State of New York located in the Borough of Manhattan in New York City (including any appellate courts thereof) or if such suit or other Action may not be brought in such courts for jurisdiction purposes, exclusively in the Supreme Court of the State of New York within the County of New York (including any appellate courts thereof).

(c)Assignment. Neither this Agreement nor any of the rights and obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Buyer may assign its right and obligations hereunder to any direct or indirect wholly owned subsidiary of Buyer without the prior consent of any other party.

(d)Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.

(e)Further Assurances. Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be reasonably necessary or desirable to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

(f)Headings. The heading references herein hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

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[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting and Support Agreement as of the date first written above.

Buyer

Veritone, Inc.

By:

Name:
Title:

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting and Support Agreement as of the date first written above.

[insert]

By:

(signature of authorized signatory)

Name:

(print name of authorized signatory)

Title:

(title of authorized signatory)

[Signature Page to Voting and Support Agreement]

EXHIBIT A

LIST OF SECURITYHOLDERS AND COMPANY SECURITIES

Name of Securityholder	Company Securities	Notice Information

EXHIBIT B

FORM OF COMPANY PROXY

Reference is made to that certain Voting and Support Agreement dated as of July 21, 2021 among Veritone, Inc. and certain shareholders of the Company (including the undersigned) to which this Proxy is attached (the “Support Agreement”). Except as otherwise provided herein, capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Support Agreement.

I/We, the undersigned, in my/our capacity as shareholder in Pandologic Ltd. (the “Company”), hereby appoint Adv. Clifford M. J. Felig, or his designated representatives, to vote on my behalf and in my name with respect to all the Company Securities held by me, as follows (this “Proxy”):

1.

FOR any resolution, proposal, or other action with respect to the approval and adoption of (i) the Merger Agreement, dated as of July 21, 2021 (the “Merger Agreement”), by and among the Company, Merger Sub (as defined therein), Veritone, Inc., and Shareholder Representative Services LLC, as the Holders’ Agent, and (ii) any resolution, proposal, or other action with respect to the approval of the merger contemplated by the Merger Agreement (the “Merger”) or otherwise required in connection therewith or ancillary thereto;

2.

AGAINST any resolution, proposal, or other action with respect to any action or agreement that is intended to materially impede, or interfere with or that would reasonably be expected to discourage the Merger or inhibit the timely consummation thereof; and

3.

AGAINST any resolution, proposal, or other action with respect to any Acquisition Proposal, or merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company or its subsidiaries, in each case, other than the Merger.

For purposes hereof, “Vote” shall include: (i) voting in person, or by proxy, in favor of or against any action, (ii) otherwise consenting or withholding consent in respect of any action or (iii) taking other action in favor of or against any action. This Proxy applies to any Vote at any meeting of the shareholders of the Company, any class vote undertaken at any such meeting and any adjournment or postponement thereof, at which the matters described above are considered.

This Proxy is coupled with an interest, revokes all prior proxies granted by the undersigned and is irrevocable until such time as the Support Agreement, terminates in accordance with its terms, at which time this Proxy shall automatically expire.

[Remainder of Page Intentionally Left Blank]

[Signature Pages Follow]

Name of Shareholder:
Signature of Shareholder:
Date of Signature:

[Signature Page to Proxy]

Exhibit C

List of Terminated Contracts

[insert prior investment agreements]